UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 19, 2015

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure in Item 8.01 below is incorporated by reference into this Item 1.01.

Item 8.01.	Other Events.

In connection with a potential sale of the Blue Fin building, the Company’s principal executive offices in the U.K., on October 19, 2015, Time Inc. (together with its subsidiaries, the “Company”) and Time Inc. (UK) Ltd., which is the Company’s primary operating subsidiary in the U.K. (“Time Inc. UK”), entered into a deed of guarantee (the “New Pension Support Agreement”) with IPC Media Pension Trustee Limited (the “Trustee”), the trustee of the IPC Media Pension Scheme, a defined benefit pension plan for certain of the Company’s current and former U.K. employees that is closed to new participants (the “UK Pension Plan”).

The New Pension Support Agreement is conditioned on and will be effective only upon the closing of a sale of the building (or of IPC Magazines Group Limited, the subsidiary that owns the building) (a “Sale Closing”). Upon a Sale Closing, the New Pension Support Agreement will replace Time Inc. UK’s and IPC Magazines Group Limited’s existing agreement with the Trustee (the “2014 Pension Support Agreement”), which was entered into in connection with the Company’s June 2014 spinoff from Time Warner Inc. and, among other things, includes certain restrictions on the use of the proceeds of any sale of the Blue Fin Building and requires ongoing funding of the UK Pension Plan at the rate of £11 million per year. Pursuant to the New Pension Support Agreement, the Company will no longer be subject to any restrictions on such use of proceeds but has agreed to make the following cash contributions to the UK Pension Plan: (1) £50 million to be contributed within 30 days of a Sale Closing; (2) £11 million to be contributed annually until the sixth anniversary of the Sale Closing; (3) contributions on the sixth, seventh and eighth anniversaries of the Sale Closing calculated so as to eliminate the “self-sufficiency deficit”, if any, of the UK Pension Plan as of the eighth anniversary of the Sale Closing, determined assuming that the discount rate on the UK Pension Plan’s liabilities would be equivalent to 0.5% in excess of the then-prevailing rate on bonds issued by the UK Government (“gilts”); and (4) contributions between the eighth and 15th anniversaries of the Sale Closing calculated so as to eliminate the “self-sufficiency deficit”, if any, of the UK Pension Plan as of the 15th anniversary of the Sale Closing, determined assuming that the discount rate on the plan’s liabilities would be equivalent to the then-prevailing gilts rate. The “self-sufficiency deficit” is an estimate based on agreed-upon actuarial assumptions of the amount of a hypothetical one-time contribution that would provide high levels of assurance that the UK Pension Plan could fund all future benefit obligations as they come due with no further contributions. The “self-sufficiency deficit” is subject to significant variation over time based on changes in actuarial assumptions such as interest rates, investment returns and other factors.

After a Sale Closing, the New Pension Support Agreement provides that Time Inc. will guarantee all of Time Inc. UK’s obligations under the UK Pension Plan and the New Pension Support Agreement, including the above-described payment obligations, as well as the obligation to fund the UK Pension Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, Time Inc. would be required to deposit the buyout deficit into escrow or provide a surety bond or other suitable credit support if the Company were to experience a significant drop in its credit ratings or if debt of the Company in excess of $50 million were to not be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”). The Company would be permitted to recoup the escrowed funds under certain circumstances after a recovery in its credit ratings. However, if the Company or Time Inc. UK were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured and accompanied by a recovery in the Company’s credit ratings), any escrowed funds would be immediately contributed into the UK Pension Plan and Time Inc. would be obligated to immediately contribute into the UK Pension Plan any shortfall in the buy-out deficit amount. The Trustee has a professional independent chair and has been advised by specialist legal counsel and employer covenant advisers and has confirmed that the New Pension Support Agreement provides appropriate mitigation for the release and termination of the 2014 Pension Support Agreement.

The New Pension Support Agreement will terminate and be of no further force or effect if a Sale Closing does not occur by March 31, 2016, unless otherwise agreed by the parties.

This description of the New Pension Support Agreement is qualified in its entirety by reference to the complete terms and conditions of the New Pension Support Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Deed of Guarantee dated as of October 19, 2015 among Time Inc., Time Inc. (UK) Limited and IPC Media Pension Trustee Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
	Name: Title:	Jeffrey J. Bairstow Executive Vice President and Chief Financial Officer

Date: October 22, 2015